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                                                                    EXHIBIT 99.1




                                          Release Date
                                          September 6, 2001

                                          Contact
                                          John McDonald, SVP Finance & Treasurer
                                          Juli Musch, Divisional Vice President
                                          Investor Relations
                                          (248) 463-1040



FOR IMMEDIATE RELEASE

KMART TO RESTRUCTURE SUPPLY CHAIN OPERATIONS

Troy, Michigan, September 6, 2001 -- Kmart Corporation (NYSE: KM) today announced that it will restructure certain aspects of its overall operations. The focus of this restructuring program will be on the supply chain infrastructure, including the reconfiguration of Kmart's distribution center network and implementation of new operating software across its supply chain.

"Reconfiguration of the distribution center network entails the replacement of two aging distribution centers with two state-of-the-art facilities, which will improve productivity and the flow of goods to nearly half of our stores," said Chuck Conaway, Chairman and CEO of Kmart Corporation. "Implementation of the program will begin in this month. In addition, the distribution of slower-moving goods will be centralized to one newly-designated center to improve efficiency across all other centers and facilitate the expansion of our BlueLight Always campaign."

New operating software will be implemented across Kmart's supply chain beginning this quarter. Completion of the implementation is expected by the end of the second quarter of 2002.

In conjunction with these actions, Kmart expects to record special charges totaling approximately $195 million ($124 million, after taxes) over the next three quarters. Approximately $130 million of the charges relate to the impairment of supply chain software and hardware that will no longer be utilized and to accelerate depreciation on assets that will continue to be used until their replacement. Approximately $65 million of the charges relate to costs to exit the outdated distribution centers. Cash outlays related to the supply chain strategy will be approximately $45 million.

Approximately $150 million of the charge will be recognized in the third quarter of 2001. As certain components of the Company's supply chain software will continue to be utilized until replaced, depreciation will be accelerated to reflect the revised useful lives and these assets will be fully-amortized by mid-2002. The expected incremental depreciation aggregates $15 million in the fourth quarter 2001, and $30 million in 2002.

Cautionary Statement Regarding Forward-looking Information
Statements herein related to future performance are forward-looking statements and are subject to risks and uncertainties that are set forth in the Company's filings with the Securities and Exchange Commission, which are incorporated herein by reference. Actual results may materially differ from anticipated results described in such statements. Statements herein speak only as of the date of this release and the Company does not undertake to update such statements.

Kmart Corporation is a near-$40 billion company that serves America with more than 2,100 Kmart and Kmart Supercenter retail outlets and through its e-commerce shopping site www.bluelight.com. More information about Kmart is available at www.bluelight.com under the "About Kmart" section.

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